Exhibit 10.1

March 15, 2012

Dear Dermot:

This letter agreement outlines our understandings concerning your position as the Corporate Vice President of Human Resources of Automatic Data Processing, Inc. (“ADP”).

ADP and you agree as follows:

1.	Employment and Term.

a.
You shall be employed by ADP as its Corporate Vice President of Human Resources, reporting to Carlos Rodriguez, ADP’s President and Chief Executive Officer (the “CEO”). The position will be graded as an Executive Grade Level “B”. You shall have all duties and responsibilities commensurate with your title and at all times hereto shall be the seniormost executive in charge of the Human Resources Department.

b.
You shall devote your full business time, energy and skill, on an exclusive basis, to the business and affairs of ADP and will use your business time, energy and skill to promote the business and interests of ADP and any and all of the ADP divisions, subsidiaries and affiliates, provided that nothing herein shall prevent you from managing your personal investments or engaging in not-for-profit and charitable work so long as such matters do not interfere with your responsibilities to ADP. With regard to not-for-profit or charitable work, you must inform the CEO of any such matters and obtain the CEO's consent in advance. Your expected start date is on or about April 30, 2012.

c.
As a condition of your employment, you agree to abide by and be bound by the terms, conditions and provisions of the restrictive covenants set forth on Exhibit A attached hereto which terms, conditions and provisions are incorporated by reference into this letter agreement. This obligation survives the term of this letter agreement.

2.    Compensation and Benefits.

a.
ADP shall initially pay you a salary of $475,000 per annum, which will be periodically considered for adjustment in accordance with an annual performance review. Your salary will be paid on a monthly basis. Your salary may only be decreased as part of a reduction of salaries applied generally across senior management.

b.
Your target bonus for each fiscal year (i.e., July 1 to June 30) shall be 70% of your salary. Your Fiscal Year ’12 target bonus (based upon a 12-month year) shall be $332,500 and will be prorated to reflect the full number of months of employment with ADP prior to June 30, 2012. Your actual FY’12 bonus shall be based upon your performance against the performance objectives set by the CEO in advance of your start date, subject to the following sentence. Your actual FY’12 and FY’13 bonus shall be no less than your target bonus for such periods, provided your employment does not terminate for any reason described in paragraphs 6.a through 6.d of this letter agreement.

c.
You shall be awarded a cash sign-on bonus of $50,000, payable 75 days after your effective start date. If you resign your employment with ADP without Good Reason (as defined herein) prior to the one year anniversary of your start date, such sign-on bonus shall be repaid in full to ADP.

d.
You shall be entitled to participate in all of ADP’s pension, 401(k), medical and health, life, accident, disability and other insurance programs, equity plans, the Automatic Data Processing, Inc. Supplemental Officers Retirement Plan, ADP’s Executive Fleet Program, ADP’s Matching Gift Program, and other compensation and benefits plans and arrangements that are generally available to other ADP executives in accordance with their terms as in effect from time to time. Subject to applicable law, your participation in any or all such plans and arrangements may be modified or eliminated from time to time in the sole discretion of the Compensation Committee of the Board, without the requisite payment of any compensation.

e.	You shall be entitled to four weeks of paid vacation plus an additional five personal days, each as accrued on a calendar year basis.

3.	Restricted Stock.

a.
(i) You shall receive a 15,000 share grant of ADP time-based restricted stock within 30 days of your start date, and the restrictions on these shares will lapse as follows: 8,000 shares on March 1, 2013, 4,000 shares on May 1, 2014 and 3,000 shares on May 1, 2015.

(ii) The above and any subsequent grants of restricted stock that may be made to you from time-to-time shall be subject to the terms and conditions governing issuances of restricted stock under ADP’s 2008 Omnibus Award Plan.

b.
You are also eligible to participate in the FY’13 Performance Based Restricted Stock Plan which is effective July 1, 2012. Grants will be made under this plan based on ADP achieving 1-year performance objectives. If the 1-year performance objectives are achieved then you will receive 8,500 shares of Restricted Stock in September 2013. The performance range on this plan is subject to approval by the Compensation Committee, but has traditionally been 50 – 150% of target (a zero grant is possible with below threshold ADP performance). If the grant, along with the restrictive covenants, is made and accepted, these restricted shares will vest in March 2014.

4.Stock Options.

You shall be offered an initial stock option grant of 30,000 shares at the next meeting of the Compensation Committee following your start date. The next such meeting of the Compensation Committee is scheduled for June 2012. If the grant, along with the restrictive covenants associated with such grant, are accepted, such options will vest ratably in 25% increments on each of the first four anniversaries of the grant date, and otherwise in accordance with the terms of the grant.

5.     Minimum Stock Ownership Guidelines.

a.
ADP has established share ownership guidelines to encourage equity ownership by our officers in order to reinforce the link between their financial interests and those of our stockholders. We set the share ownership guidelines on the basis of each officer’s pay grade, expressed as a multiple of the officer’s base salary on the first day of the fiscal year. As an Executive Grade Level “B”, you are encouraged to own an amount of ADP common stock equal in value to three (3) times your base salary. Your level of ADP stock ownership shall include shares owned outright by you or beneficially through ownership by direct family members (spouses and/or dependent children), as well as shares owned through our Retirement and Savings Plan.

b.
For as long as your ownership level is below the minimum required level, you will be expected to retain as shares of common stock at least 75% of post-tax net gains on stock option exercises and to retain 75% of post-tax net shares received upon vesting of restricted stock.

6.	Termination and Severance Payments.

If your employment with ADP is terminated, you will receive the following compensation:

a.
If you are discharged for cause, ADP’s obligation to make payments to you shall cease on the date of such discharge, other than earned but unpaid salary, reimbursement for expenses, and vested but unused vacation days ("Accrued Obligations"). As used herein, the term “for cause” shall cover circumstances where ADP elects to terminate your employment because you have (i) been convicted of or pled nolo contendere to a criminal act for which the punishment under applicable law may be imprisonment for more than one year, (ii) willfully or recklessly failed or refused to perform your material obligations as Corporate Vice President of Human Resources, (iii) committed any act or omission of gross negligence in the performance of your material duties hereunder, (iv) committed any act of willful or reckless misconduct in the performance of your material duties hereunder, (v) violated your restrictive covenants, or (vi) violated ADP’s Code of Business Conduct and Ethics, a copy of which can be found at www.adp.com under “About ADP”.

b.	If you become permanently and seriously disabled as defined under ADP’s long term disability plan then in effect, so that you are absent from your office due to such disability and otherwise unable substantially to perform your services hereunder such that ADP recognizes you as qualified for ADP's long term disability ADP may terminate your employment, and ADP’s obligation to make payments to you (beyond previously accrued and unpaid amounts) shall cease on the date of such termination, other than the Accrued Obligations.

c.	If your death occurs while you are actively employed by ADP, ADP’s obligation to make payments to you (beyond the Accrued Obligations) shall cease on the date of your death.

d.	If you elect to resign from ADP without Good Reason, ADP’s obligation to make payments to you (beyond the Accrued Obligations) shall cease on the date your employment ends.

e.
If during your employment with ADP, ADP terminates your employment for any reason other than “for cause” as described in paragraph, or if you resign for Good Reason, and you execute and do not revoke a written release upon such termination, in a form provided by ADP consistent with this Agreement and containing no additional restrictive covenants other than those contained herein, of any and all claims against ADP and any related parties with respect to all matters arising out of your employment by ADP, or the termination thereof (a “Release”), you will be paid an amount in cash (beyond the Accrued Obligations) totaling your then annual salary and target bonus, payable within 10 days after the effective date of the Release. You will separately receive (in addition to the bonus of the prior fiscal year, if not yet received) the bonus for the fiscal year of termination that you would have otherwise have received if your employment had not been terminated, based upon your (and to the extent applicable, ADP’s) actual full-year performance (as determined by the Compensation Committee), prorated to reflect the portion of the fiscal year worked through the date of termination. Further, such amount will be paid in the following fiscal year at the same time that bonuses would have otherwise been paid in the ordinary course, absent termination of employment.

In the event your employment is terminated without Cause or if you resign for Good Reason, in either case, effective prior to May 1, 2015, then any stock and stock options originally granted under paragraphs 3(a)(i), 3(b) and 4 of this Agreement shall accelerate and vest in full, provided that any vested options must be exercised within 60 days of the date of acceleration. No payment herein shall be subject to mitigation.

f.
You will be entitled to participate in the Change in Control Severance Plan for Corporate Officers (the “CIC Plan”). In the event of a “change in control” of ADP (as such term is defined in the CIC Plan), you will be entitled to the greater of the benefits and payments under the CIC Plan and this letter agreement.

g.
“Good Reason" means your resignation following any of the following: (1) a material diminution in your base salary which is not part of a general reduction of base salary of the senior management team, applied proportionally, (2) a change in your reporting line such that you report to someone other than the CEO, (3) a change in your duties and authority such that you no longer preside as the seniormost executive with overall responsibility for Human Resources, (4) a reduction in your Grade Level, or (5) a material breach by ADP of this Agreement or any other agreement to which you are a party; provided, however, you must communicate the existence of the Good Reason condition to ADP in writing no later than 60 days after you have actual knowledge of the existence of the Good Reason condition, and if the Company does not cure the condition within 30 days after receiving such notice, then your resignation for Good Reason shall be effective upon your written resignation tendered within the next 30 days.

7.	Section 409A.

a.

a.
For purposes of this letter agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that are not otherwise exempt from the provisions of Section 409A (including pursuant to the “short term deferral” exception) and which could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A.

b.
Notwithstanding anything in this letter agreement to the contrary, if and to the extent required by Section 409A, in the event you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and you are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A , and that are due or payable on account of “separation from service” (as defined in Section 409A), shall be made to you prior to the date that is six (6) months after the date of your “separation from service” or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

c.
For purposes of this letter agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A, and each of the payments that may be made hereunder are designated as separate payments. Any payment or benefit due upon a termination of your employment under paragraph 6.e that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to you 61 days following a “separation from service”, provided that you execute a Release within 60 days following your “separation from service.”

d.	Any payment or benefit under this letter agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)

(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and any indemnification payment or expenses will be reimbursed before the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

8.	Miscellaneous.

a.
All notices shall be sent to the parties by hand delivery or by certified or registered mail at the addresses set forth above or to any changed address which may be given in writing hereafter. All notices to ADP shall include two copies to ADP at One ADP Boulevard, Roseland, New Jersey 07068 (one copy to the attention of its General Counsel and the other copy to the attention of its Chief Executive Officer). All notices to you shall also be sent to Steven Eckhaus, Esq., Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10021. Unless hand delivered, notices shall be deemed given three business days following the date deposited in the U.S. mails or one business day following the date of delivery to a nationally recognized overnight courier service.

b.
In the event that this letter agreement or any provision hereof is declared invalid, unenforceable or illegal by any court, agency, commission or arbitrator(s) having jurisdiction hereof or thereof, neither party shall have any cause of action or claim against the other by reason of such declaration of invalidity, unenforceability or illegality; and any such declaration concerning any provision hereof shall not affect, impair or invalidate the remainder of this letter agreement, but shall be confined in its operation to that provision hereof only and the remainder of this letter agreement shall remain in full force and effect. The parties hereto agree to substitute the invalid, unenforceable or illegal provision by a valid, enforceable or legal one which corresponds to the spirit and purpose of the invalid, unenforceable or illegal provisions to the greatest extent possible.

c.	This letter agreement may not be changed, modified or amended in any manner except by an instrument in writing signed by all parties hereto.

d.
This letter agreement is personal to each of the parties hereto and no party hereto may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

e.	The headings contained in this letter agreement are for reference purposes only and shall not affect the meaning or interpretation of this letter agreement.

f.
No failure or delay on the part of any party hereto in the exercise of any right hereunder in enforcing or requiring the compliance or performance by the other party of any of the terms and conditions of this letter agreement shall operate as a waiver of any such right, or constitute a waiver of a breach of any such terms and conditions, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right, nor shall any of the aforementioned failures or delays affect or impair such rights generally in any way. The waiver by any party of a breach of any term or condition of this letter agreement by the other party shall neither operate as nor be construed as a waiver of any subsequent breach thereof.

g.
This letter agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New Jersey, without giving effect to its conflicts of laws principles. Any lawsuits arising out of or in connection with this letter agreement shall be brought in the Superior Court of New Jersey, Essex County, or the Federal District Court of the District of New Jersey. You and ADP hereby consent to the jurisdiction and venue of such courts. You and ADP waive any right to a trial by jury of any such lawsuit.

h.
You shall have continuing rights for indemnification under ADP's charter or bylaws or other policies and procedures in effect on the date hereof including coverage by Directors’ and Officers’ liability insurance, should ADP provide such insurance for senior management and whether through an independent or captive insurer and under any indemnification trust.

If the foregoing correctly sets forth our understandings, please sign this letter agreement where indicated, whereupon it will become a binding agreement between us.

Automatic Data Processing, Inc.

By:/s/Carlos Rodriguez_______
Carlos Rodriguez
President and Chief Executive Officer
Accepted and Agreed:

/s/Dermot O’Brien_______
Dermot O’Brien

Dated:__3-21-12________

EXHIBIT A
Restrictive Covenant
I acknowledge that in my position(s) with Automatic Data Processing, Inc., its subsidiaries and affiliates (collectively “ADP”), I have access to confidential information and trade secrets of ADP and I enjoy substantial compensation and benefits from ADP. In consideration of such benefits and because it is in ADP’s best interests that all employees in executive positions execute restrictive covenants, I agree as follows:
1.     During the period that I am an ADP employee and ending twenty-four months after the date I cease to be an ADP employee for any reason whatsoever (the “Non-Competition Period”), I will not, directly or indirectly, become or be interested in, employed by, or associated with in any capacity, any person, corporation, partnership or other entity whatsoever (a “Person”) engaged in any aspect of ADP’s businesses, or businesses ADP has formal plans to enter on the date I cease to be an ADP employee (the “Termination Date”), in a capacity which is (i) either the same or similar to any capacity in which I was involved during the last two years of my employment by ADP or (ii) otherwise a senior or executive position. After the Termination Date, however, nothing shall prevent me from owning, as an inactive investor, securities of any competitor of ADP which is listed on a national securities exchange. Furthermore, after the Termination Date, I may become employed in a separate, autonomous division of a corporation or other entity, provided such division is not a competitor of ADP.
2.    During and after my employment by ADP, I will not use, or disclose to any Person any confidential information, trade secrets or proprietary information of ADP, its vendors, licensors, marketing partners or clients, learned by me during my employment and/or any of the names and addresses of clients of ADP. I acknowledge that I am prohibited from taking any confidential, proprietary or other materials or property of ADP with me upon termination of my employment. Upon termination of my employment, I shall return all ADP materials (including, without limitation, all memoranda and notes containing the names, addresses and/or needs of ADP clients and bona fide prospective clients) in my possession or over which I exercise control, regardless of whether such materials were prepared by ADP, me or a third party.
3.    During the Non-Competition Period, I shall not, on my behalf or on behalf of any other Person, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any Person which was a client or a bona fide prospective client of ADP before the Termination Date to sell, market, license, lease or provide any software, product or service competitive or potentially competitive with any software, product or services sold, marketed, licensed, leased, provided or under development by ADP during the two-year period prior to the Termination Date.
4.     During the Non-Competition Period, I will not, directly or indirectly (i) hire, contract with, solicit, or encourage to leave ADP’s employ any ADP employee, or (ii) hire or contract with any former ADP employee within one year after the date such person ceases to be an ADP employee.
5.     During my employment by ADP, I shall not accept any position (unless such position is to commence after my employment ceases), compensation, reimbursement or funds, or their equivalent, from any Person engaged in any business in which ADP is engaged.
6.    A violation of the foregoing covenants not to compete, not to disclose, not to solicit and not to hire will cause irreparable injury to ADP. ADP shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining me from performing, and continuing in the performance of, any such violation.
7.     I understand and acknowledge that ADP shall have the sole and exclusive rights to anything relating to its actual or prospective business which I conceive or work on, either in whole or in part, while employed by ADP and that all such work product may be property of ADP as “works for hire” under federal copyright law and may also constitute ADP confidential and proprietary information. Accordingly, I:
(a) will promptly and fully disclose all such items to ADP and will not disclose such items to any other Person without ADP’s prior consent;
(b) will maintain on ADP’s behalf and surrender to ADP upon termination of my employment appropriate written records regarding all such items;
(c) will, but without personal expense, fully cooperate with ADP, execute all papers and perform all acts requested by ADP to establish, confirm or protect its exclusive rights in such items or to enable it to transfer legal title to such items, together with any patents that may be issued;
(d) will, but without personal expense, provide such information and true testimony as ADP may request regarding such items including, without limitation, items which I neither conceived nor worked on but regarding which I have knowledge because of my employment with ADP; and
(e) hereby assign to ADP, it successors and assigns, exclusive right, title and interest in and to all such items, including any patents which have been or may be issued.
8.    My obligations under this Agreement shall be binding upon me regardless of which office(s) of ADP I am employed at or position(s) I hold and shall inure to the benefit of any successors or assigns of ADP. This Agreement supplements and does not supersede any prior agreement(s) on the subject matter addressed herein.
9.    If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey. Any waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed by ADP. Any waiver of any provision shall not be construed as a subsequent waiver of the same provision, or a waiver of any other provision, of this Agreement. I acknowledge that the terms of this Agreement are reasonable and that I have had a reasonable opportunity to consult with an attorney before agreeing to the terms of this Agreement.
/s/Dermot O’Brien
Dermot O’Brien
3-21-12
Date